Exhibit 99.1

June 10, 2015

francesca’s® Reports First Quarter Fiscal Year 2015 Financial Results

●	Net sales increased 11% to $95.0 million
●	Comparable sales decreased 2%
●	Diluted earnings per share was $0.17
●	Opened 50 boutiques during the quarter

HOUSTON, June 10, 2015 (GLOBE NEWSWIRE) -- Francesca's Holdings Corporation (Nasdaq : FRAN) today reported financial results for the first quarter ended May 2, 2015.

Michael W. Barnes, Chairman, President, and CEO stated, "We delivered on our top and bottom line objectives during the first quarter. Merchandise margins rose slightly above last year's rate and ending inventory per boutique was down 5% compared to last year. We had continued strong performance in our non-apparel departments and our new boutiques are opening above last year's sales levels. While we did see some bright spots in apparel, particularly in dresses around the Easter holiday, we believe that it will take time to achieve positive comparable results in this business."

Mr. Barnes noted that, "Looking ahead, we are maintaining our prior financial guidance for fiscal year 2015. Improving comparable sales is our number one priority. We continue to be focused on maintaining the right levels and composition of inventory and taking a disciplined approach to managing promotional activity and merchandise margins. I continue to be enthusiastic about the long-term prospects of francesca's and want to thank our associates for their hard work and dedication."

FIRST QUARTER RESULTS

Net sales increased 11% to $95.0 million from $85.4 million in the comparable prior year period. This increase was driven by 76 new boutiques opened since the comparable prior year quarter. We opened 50 boutiques during the quarter bringing our total boutique count to 589 at the end of the first quarter.

Our comparable sales decreased 2% due to lower boutique transaction count as compared to last year but was partially offset by a 19% increase in DTC sales. The increase in DTC sales was driven by increased traffic and conversion rates.

Gross profit, as a percentage of net sales, decreased to 47.3% from 49.0% in the prior year quarter. This decrease is attributable to 180 basis points of deleveraging of occupancy costs partially offset by 10 basis points improvement in merchandise margin. Our merchandise margin improved due to lesser promotions and markdowns compared to last year but was partially offset by disposal of certain slow-moving inventory.

Selling, general and administrative expenses ("SG&A") increased 19% to $33.0 million from $27.8 million in the prior year quarter. The increase in SG&A expenses is primarily due to higher boutique and corporate payroll expenses to support the larger boutique base.

Income from operations was $11.9 million, or 12.5% of net sales, compared to $14.0 million, or 16.4% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $46.1 million compared to $25.4 million at the end of the comparable prior year quarter.

We ended the quarter with $31.4 million of inventory on hand compared to $28.8 million at the comparable prior year period. Average ending inventory per boutique decreased by 5% versus the comparable prior year period.

SECOND QUARTER AND FISCAL YEAR 2015 GUIDANCE

For the second quarter ending August 1, 2015, net sales are expected to be in the range of $104.0 million to $107.0 million; assuming a mid to low single digit decrease in comparable sales compared to the prior year comparable sales decrease of 7%. The Company plans to open 20 new boutiques during the second quarter. Diluted earnings per share are expected to be in the range of $0.20 to $0.23.

For the full year ending January 30, 2016, we are maintaining our previous financial guidance. We expect net sales to be in the range of $412.0 million and $424.0 million; assuming a flat to low single digit decrease in comparable sales compared to a prior year comparable sales decrease of 5%. The Company expects to open approximately 80 to 85 boutiques in fiscal year 2015 compared to 88 new boutiques opened in fiscal year 2014. Diluted earnings per share are expected to be in the range of $0.81 to $0.90. The number of average diluted shares for the full year assumed in guidance is expected to be 42.4 million shares.

The effective tax rate is estimated to be 38.1%.

Capital expenditures for fiscal year 2015 are expected to be in the range of $30.0 million to $32.0 million.

Conference Call Information

A conference call to discuss the first quarter fiscal year 2015 results is scheduled for June 10, 2015, at 8:30 a.m. ET. A live web cast of the conference call will be available in the investor relations section of our website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until June 17, 2015. To access the telephone replay, listeners should dial 1-877-870-5176. The access code for the replay is 9068887. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the Securities and Exchange Commission on March 27, 2015 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like unique, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 597 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended
	May 2, 2015		May 3, 2014		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$95,011	100.0%	$85,424	100.0%	$9,587	11%	-
Cost of goods sold and occupancy costs	50,118	52.7%	43,592	51.0%	6,526	15%	170
Gross profit	44,893	47.3%	41,832	49.0%	3,061	7%	(170)
Selling, general and administrative expenses	33,003	34.7%	27,812	32.6%	5,191	19%	210
Income from operations	11,890	12.5%	14,020	16.4%	(2,130)	(15)%	(390)
Interest expense	(110)	(0.1)%	(221)	(0.3)%	111	50%	20
Other income	(66)	(0.1)%	103	0.1%	(169)	(164)%	(20)
Income before income tax expense	11,714	12.3%	13,902	16.3%	(2,188)	(16)%	(400)
Income tax expense	4,473	4.7%	5,342	6.3%	(869)	(16)%	(160)
Net income	$7,241	7.6%	$8,560	10.0%	$(1,319)	(15)%	(240)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.17		$0.20
Weighted average diluted share count	42,418		42,362

Comparable sales change	(2)%		(7)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

	May 2, 2015	January 31, 2015	May 3, 2014
ASSETS
Current assets:
Cash and cash equivalents	$46,119	$39,071	$25,413
Accounts receivable	11,858	12,279	10,822
Inventories	31,395	23,801	28,779
Deferred income taxes	5,288	4,858	4,643
Prepaid expenses and other current assets	5,547	5,890	6,179

Total current assets	100,207	85,899	75,836
Property and equipment, net	77,114	74,095	69,799
Deferred income taxes	3,623	3,642	3,113
Other assets, net	1,731	1,909	1,724

TOTAL ASSETS	$182,675	$165,545	$150,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,280	$11,550	$9,758
Accrued liabilities	13,699	11,904	9,640
Total current liabilities	29,979	23,454	19,398
Landlord incentives and deferred rent	36,739	32,877	32,333
Long-term debt	-	-	15,000
Total liabilities	66,718	56,331	66,731

Commitments and contingencies

Stockholders’ equity:
Common stock - $.01 par value, 80.0 million shares authorized; 45.5 million, 45.5 million and 45.4 million shares issued at May 2, 2015, January 31, 2015 and May 3, 2014, respectively.	455	455	454
Additional paid-in capital	105,000	105,498	103,574
Retained earnings	70,645	63,404	39,856
Treasury stock, at cost - 3.2 million shares held at each of May 2, 2015, January 31, 2015 and May 3, 2014.	(60,143)	(60,143)	(60,143)
Total stockholders’ equity	115,957	109,214	83,741

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$182,675	$165,545	$150,472

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Cash Flows From Operating Activities:
Net income	$7,241	$8,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,822	3,043
Stock-based compensation expense	793	832
Excess tax benefit from stock-based compensation	(64)	(581)
Loss on sale of assets	128	17
Deferred income taxes	(1,875)	(855)
Changes in operating assets and liabilities:
Accounts receivable	485	(1,256)
Inventories	(7,594)	(4,164)
Prepaid expenses and other assets	460	453
Accounts payable	6,543	(1,039)
Accrued liabilities	1,795	(185)
Landlord incentive and deferred rent	3,862	4,885
Net cash provided by operating activities	15,596	9,710

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(8,721)	(8,078)
Net cash used in investing activities	(8,721)	(8,078)

Cash Flows Provided by (Used in) Financing Activities:
Proceeds from the exercise of stock options	109	972
Excess tax benefit from stock-based compensation	64	581
Repayments of borrowings under the revolving credit facility	-	(10,000)
Repurchases of common stock	-	(5,270)
Net cash provided by (used in) financing activities	173	(13,717)

Net increase (decrease) in cash and cash equivalents	7,048	(12,085)
Cash and cash equivalents, beginning of year	39,071	37,498
Cash and cash equivalents, end of period	$46,119	$25,413

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$1,763	$459
Interest paid	$47	$181

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended		Variance
	May 2, 2015	May 3, 2014	In Dollars	%
	(in thousands, except percentages)
Apparel	$48,170	$44,764	$3,406	8%
Jewelry	21,972	18,321	3,651	20%
Accessories	15,379	14,144	1,235	9%
Gifts	9,837	8,399	1,438	17%
Merchandise Sales	95,358	85,628	9,730	11%
Others(1)	(347)	(204)	(143)	(70)%
Net sales	$95,011	$85,424	$9,587	11%
(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results for Fiscal Year 2015

	Transactions(1)	Average Transaction Value(2)

Q1	(5)%	3%
(1)	The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of-sale system for which a receipt was issued.
(2)	Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales

	FY 2013	FY 2014	FY 2015
Q1	2%	(7)%	(2)%
Q2	(1)%	(7)%
Q3	(3)%	(6)%
Q4	(6)%	1%
Fiscal year	(2)%	(5)%

CONTACT: ICR, Inc.

Jean Fontana

646-277-1214

Company

Mark Vendetti 832-494-2315

Mark.Vendetti@francescas.com / IR@francescas.com